S.E.C. Filing

                      ABIGIAL ADAMS NATIONAL BANCORP, INC.
                                  SCHEDULE 14A

                                 April 14, 1998

                              Filed: April 14, 1998

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

 Proxy (Opposition to Consent Solicitation) Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
Preliminary Proxy Statement [X]
Confidential for Use of the Commission Only (as permitted by
 Rule 14a-6 (e) (2)  [  ]
Definitive  Proxy  Statement  [  ]
Definitive  Additional  Materials  [ ]
Soliciting Material pursuant to Rule 14a-11 (c) or Rule 14a-12 [ ]

ABIGAIL ADAMS NATIONAL BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

Abigail Adams National Bancorp, Inc.
Barbara Davis Blum                          Steve Protulis
Shireen L. Dodson                           Dana Stebbins
Susan Hager                                 Susan Williams
Clarence L. James, Jr.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]       No Fee Required.
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



STATEMENT OF THE REGISTRANT AND THE SEVEN DIRECTORS IN RESPONSE TO THE REYNOLDS' DIRECTORS SCHEDULE 14A

         Subsequent to the letter to shareholders dated March 20, 1998 of seven directors (Barbara Davis Blum, Shireen Dodson, Susan Hager, Clarence L. James, Jr., Steve Protulis, Dana Stebbins and Susan Williams) of the Company, the Securities and Exchange Commission advised the Company of their position that such letter technically constituted a "solicitation." Therefore, in order to assure compliance with the Commission's position and to correct the continuing misstatements made by three directors (Marshall Reynolds, Jeanne D. Hubbard and Robert L. Shell, or the "Reynolds directors") in their supplemental preliminary filings with the Commission, we are filing this Schedule 14A.

         On March 11, 1998, three directors (Marshall Reynolds, Jeanne D. Hubbard and Robert L. Shell, or the "Reynolds directors") filed a preliminary
Schedule 14A with the Securities and Exchange Commission seeking to obtain shareholder consents to remove four directors ( Barbara Davis B lum, Shireen L. Dodson, Susan Hagar, and Clarence L. James Jr. (referred to by the Reynolds directors as the "Incumbents")) and to replace them with four new directors. In response, on March 20, 1998, the seven directors not included within the Reynolds directors ( the four Incumbents, and Susan Williams, Steve Protulius and Dana B. Stebbins, hereafter called the "Seven Directors") transmitted to shareholders a letter stating their response. That letter stated as follows:


                    NOT A SOLICITATION FOR A PROXY OR CONSENT

                                 March 20, 1998

Dear Shareholder:

We are writing to advise you of certain recent events that are likely to bring about imminent changes in both the control and direction of Abigail Adams National Bancorp, Inc. and its subsidiary, Adams National Bank.

Last week, a group led by Marshall T. Reynolds filed notice with the Securities and Exchange Commission that they are proposing a slate of directors to replace four members of the Board of Directors of the bank holding company, including its chairwoman and CEO Barbara Davis Blum. Mr. Reynold's stated goal is to take control of AANB so that he can dismiss a lawsuit that the Company brought against him, other members of his group, and Ferris Baker Watts, Inc. ("Ferris"). That lawsuit alleges that Mr. Reynolds and his co-directors breached their duties to the shareholders and caused the shareholders to lose a valuable financial opportunity when they reversed their initial support for the Company's acquisition of Ballston Bancorp and its subsidiary, the Bank of Northern Virginia. We believe that the correctness of the Company's decision to sue Mr. Reynolds was born out last week when Main Street Bank announced that it paid $19.5 million to purchase Ballston - that is over 33% more than the $14 million that AANB had agreed to pay. Despite this, Mr. Reynolds and his colleagues believe that they are better able than current management to run AANB. If the merger vote is indicative of shareholder sentiment, he will probable be successful in gaining control of the Company.

Though current management has decided not to engage in a costly proxy fight with Mr. Reynolds, we believe that it is worthwhile to review with you the reasons that we sought to acquire Ballston in the first place, and why the directors believed it was their responsibility to sue Mr. Reynolds and his colleagues for the actions they took in thwarting that transaction.

As you will recall, in 1996 the Company engaged in a public offering of its stock. At the time, the directors - including Mr. Reynolds and his supporters on the Board - told prospective purchasers that AANB wanted to raise capital to pursue potential acquisitions "in Washington and the Maryland and Virginia suburbs." After raising more than $6 million, the Company began to search for banks that it might acquire. After conducting a search for months, the directors
- including Mr. Reynolds and his supporters on the Board - decided on July 5, 1997 to enter into an agreement to acquire Ballston. The Board's unanimous decision was supported by a careful financial analysis by a reputable investment banking firm, Baxter, Fentriss.

Despite his obligation as a director to use his best efforts to see that the merger was carried out in accordance with the terms of the Company's contract with Ballston, Mr. Reynolds announced at a Board meeting on October 21, 1997 that he had decided to oppose the transaction. He informed the Board that he had come to the conclusion that the purchase of Ballston would be dilutive to earnings. Significantly, Mr. Reynolds never shared with the Board or the shareholders any financial analysis that supports this assertion. Indeed, when management reviewed with Mr. Reynolds the economic assumptions that demonstrated that he was in error on this point, Mr. Reynolds abandoned his position but continued to oppose the transaction on the previously unstated ground that the purchase of Ballston would be dilutive to the Company's tangible book value because the purchase price included a component for "goodwill." Of course, any purchase that has a cash component (the Ballston acquisition was 50% cash and 50% stock) of an ongoing business entity includes such a component; this was known to Mr. Reynolds and his supporters on the Board at the time they initially voted to go forward with the acquisition. Nothing had changed between that initial approval and Mr. Reynold's turnabout.

Based on its contractual obligation to use its best efforts to consummate the merger, and its perception - based upon numerous statements that Mr. Reynolds made to several directors - that Mr. Reynolds had placed his own interests above the best interests of the shareholders, the Board decided to sue Mr. Reynolds in an effort to keep him from thwarting the merger. As you know, Mr. Reynolds ultimately was successful. He was assisted in his efforts by certain officers of Ferris, Baker, Watts, who, in clear violation of SEC rules, communicated their opposition to the merger without ever disclosing that firm's longstanding and ongoing close and highly remunerative financial relationship with Mr. Reynolds.

Based upon its conclusion that Mr. Reynolds and his colleagues had cost the shareholders a significant financial opportunity - not to mention AANB's expenditure of $1.2 million necessitated by the Board's obligation to try to bring the merger to fruition, a charge taken against 1997 earnings that prevented a dividend to shareholders - the Board decided to continue the lawsuit even after the shareholders defeated the merger. A noted, the wisdom of the Board's position has been demonstrated by the recent purchase of Ballston for $5.5 million more that AANB had agreed to pay.

Faced with his demonstrable error, Mr. Reynolds has now decided to attempt to take control of AANB in order to avoid any potential liability by seeking to dismiss the lawsuit. He claims that under his direction the company will make more money for the shareholders. While we believe that recent events refute that assertion, the Company does not believe it is in the best interests of the shareholders to engage in a costly proxy fight. If you, the shareholders, possessed of all the facts, decide to hand over the Company to Mr. Reynolds, that is a decision by which we must and will, abide.

In closing, we want to thank you for the opportunity to have served. We have always tried to fulfill to the utmost our duties to the shareholders. We have always felt that we could do so while maintaining AANB's unique status an its special commitment to the customers we serve and the community in which we reside. We believe that the direction that Mr. Reynolds wishes to take this Company is not in the long-term interest of its shareholders, its customers, or the community. The decision is in your hands.

                             Sincerely,
                             /s/ Barbara Davis Blum
                             ----------------------
                             Barbara Davis Blum
                             Chairwoman and CEO
                             For: Shireen Dodson
                                  Susan Hager
                                  Clarence L. James, Jr., Esquire
                                  Steve Protulis
                                  Dana B. Stebbins, Esquire
                                  Susan Williams
                                  Directors

                    NOT A SOLICITATION FOR A PROXY OR CONSENT

         On April 2, 1998, the Reynolds  directors  filed a revised  preliminary
Schedule 14A. In response, the seven directors caused counsel to furnish to the Securities and Exchange Commission the following comments to the April 2 revised filing:

Pam Carmody, Esq.
Division of Corporation Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Ms. Carmody:

         On behalf of seven directors of the Abigail Adams National Bancorp ("Adams"), we are submitting the following additional comments to the April 2, 1998 revised proxy statement filed by Marshall Reynolds et al. ("Reynolds Group"). At page 3 of their proxy statement the Reynolds Group makes representations concerning the supposedly inadequate performance by current management. At best, these characterizations of management's performance are inadequate. In many respects they incorrectly describe management's actual performance.

         1. The Reynolds Group claims that the inadequate performance by management includes the failure to consummate any of the acquisitions targeted by it. The Reynolds Group fails to note, however, that during 1996 and 1997, management contacted 14 D.C. area banks to explore the possibility of merger. Because of the intense marketplace in bank acquisitions and the competitive nature of seeking good acquisitions, only one acquisition surfaced to the level of an agreement: the Ballston acquisition that management and the Reynolds Group favored. Therefore, the failure to disclose that management, in fact, made every effort to seek out and consummate acquisitions is false and deceptive.

         2. The Reynolds Group says that management's performance is inadequate for failure to increase net income or grow capital at levels consistent with the marketplace and peers. This statement is false. In 1996, the tier one capital for Adams National Bank ("ANB"), Adams's wholly-owned subsidiary, grew at a rate of 12.88%, compared with a rate of 10.26% for its peer group. In 1995, ANB's tier one capital grew at a rate of 11.1%, versus 10.12% for its peers.
Furthermore, for the past 3 years, ANB's tier one capital growth has consistently out-performed all United States metropolitan area banks that have between $100 million and $300 million of total assets. Clearly, the Reynolds Group's attack is grossly deceptive.

         3. The Reynolds Group faults management for not accurately predicting or effectively controlling its expenses associated with the Ballston merger. The Reynolds Group fails to note, however, that a majority of these expenses would have been recouped had the merger not been defeated by him. In addition, his belated opposition caused Adams to incur otherwise unnecessary and unanticipated expenses to comply with a merger agreement that the Reynolds Group directors supported. Finally, the proxy statement fails to point out that as a result of the Reynolds Group's opposition to the acquisition, Adams lost $5.5 million as measured by the excess of the purchase price paid for Ballston Bancorp in March 1998 as compared to the price that Adams had agreed to pay.

         We note that in every single material respect, the three Reynolds Group directors voted in favor of every activity proposed by management. The Reynolds Group fails to point out that if management is to be faulted at all for inadequate performance, all of the directors voted for the same activities and they should be faulted as well. We request that you require the Reynolds Group to disclose all of their votes on material activities during the past two years in order to accurately inform shareholders that they supported and approved the activities of management in all material respects. We would be glad to supplement this letter by showing you the minutes of the company to establish that management proposals were at all times approved by the Reynolds Group directors.

         In sum, the proposed proxy statement is deceptive to shareholders. The Commission should require further modifications before the Reynolds Group is permitted to use it to solicit shareholder consents.

                                    Very truly yours,

                                    TIGHE, PATTON, TABACKMAN & BABBIN
                                    By: /s/ Steven C. Tabackman
                                    ---------------------------
                                    Steven C. Tabackman
                                    Thomas Earl Patton

         On April 10, 1998, the Reynolds directors caused a second revised preliminary Schedule 14A to be filed with the Commission. In response to that filing, the Registrant and the Seven Directors state as follows:

         The characterizations by the Reynolds directors of the performance of management are materially false and misleading. In particular, in addition to their responses to the first two preliminary Schedule 14 A's , as set forth in the letters above, the Registrant and the Seven Directors state as follows:

         (1) The Reynolds directors allege a failure of management to increase net income or grow capital at levels consistent with marketplace peers "as reported by a third party comparison of peer institutions." The Reynolds directors do not identify any third party comparison . To the contrary, the December 31 1997 Uniform Bank Performance Report, which includes all insured commercial banks having assets between $100 million and $300 million with 3 or more banking offices and located in a metropolitan area, reports that Adams' growth rates are superior to it peers. (See also April 8 letter, above.) Contrary to the Reynolds directors accusation that management failed to increase net income in a time of prosperity, net income (excluding the write-off of the Ballston costs caused by the Reynolds' directors and the reversal of the loan loss provision recorded in 1996), increased each and every year from 1994 to 1997, despite the expenses of opening new branches in 1996 and 1997 and installing a local area network for PC banking.

         (2) The Reynolds' directors assertions that management's estimates of the expenses of the Ballston acquisition increased from $250,000 to $750,000 to $1.2 million are misleading and incomplete. The initial "estimate" of May 1997 was presented to the board by the company's investment advisors, not as an estimate but as an initial goal. The first estimate was made on August 14, 1997 of $440,000 and that estimate was accurate until the Reynolds' directors changed their position and mounted an opposition to the Ballston acquisition. In order to fulfill its contractual obligations, management was required by the actions of the Reynolds' directors to increase costs. Specifically, additional legal expenses were incurred by the Company to address the stated objections of the Reynolds directors. During this time, Mr. Reynolds instructed the Company's counsel to prepare for a closing by December 31, 1997, thus incurring additional fees. These actions, coupled with additional printers charges, accounted for approximately $180,000 of unplanned costs. The Company also incurred legal and other professional fees of approximately $453,000 in connection with the litigation against the Reynolds directors in an effort to consummate the favorable Ballston acquisition.

         (3) The Reynolds directors assert that the "incumbents" reacted "counterproductively" to the decision of the Company's shareholders to reject the Ballston acquisition. That assertion is misleading and incomplete because all of the Seven Directors, not just the four incumbents, supported the actions taken by management---i.e. a strong majority of the board. The Reynolds' assertion falsely implies that only a minority of the board supported management's actions. This support includes authorization by the Seven directors of the continuation of the Company's legal action against the Reynolds directors, the Reynolds group of shareholders, and Ferris Baker Watts, for the damages in excess of $7 million that they caused to the Company.

         (4) The Reynolds directors assert that they initially relied on management's projections that earnings dilution would be $ .03 per share and that they thereafter received an analysis of a different result. In fact, management's projection of a $ .03 per share dilution related only to the first few months after the acquisition. Management projected that thereafter, beginning with the first full year following the acquisition, earnings would be accretive, and this was demonstrated to Mr. Reynolds in November, 1997 when management showed him the cost savings that would more than offset the impact of goodwill amortization. Since then, Mr. Reynolds has never furnished contrary figures, although continuing to assert without support that management's figures were incorrect. The Reynolds directors contention that dilution per share would be greater than management had projected was never demonstrated to the Seven Directors. Instead, the Seven Directors recognized that the cost savings contained in management's projections were conservative and included only the immediate hard dollar savings that could quickly be achieved. The Reynolds directors suggest that management's projections showed dilution for up to five years, whereas management's conservative projections showed an almost immediately accretive result.

         (5) The record date asserted by the Reynolds directors is not March 31, but April 1, 1998.

         Most significantly, the Seven Directors continue to maintain that the Reynolds directors opposition to the Ballston transaction arose, after they voted in favor of it, only after the board of directors rejected or postponed consideration of Reynolds' other proposed deals involving acquisitions of banks outside of the Company's market. In other words, the Seven Directors maintain that the Reynolds' directors opposition to the Ballston acquisition was based on pretextual grounds not supported by sound analysis.

         The Seven Directors maintain that the Reynolds' directors decision to change their position from support for the Ballston acquisition to opposition, done after a definitive merger agreement was signed, has caused the Company substantial losses. In addition to the write off of $1.2 million of costs incurred in connection with this acquisition, the Reynolds directors acts caused the defeat of a transaction that would have been lucrative for the Company, as evidenced by the fact that two months following the defeat of that acquisition, Ballston was acquired by another bank for a price $5.5 million higher than the price the Company would have paid.

         Finally, the Seven directors authorized the continuation of the litigation against the Reynolds directors, the Reynolds group of shareholders and Ferris Baker Watts because they are convinced that the defendants' acts in causing the defeat of the Ballston deal were wrongful and in violation of law. In particular, the acts constituted breaches of fiduciary duty and violations of the federal proxy rules.

         For these reasons, the Registrant and the Seven Directors believe that there is no basis for the effort of the Reynolds' directors to remove four directors.
THE REGISTRANT AND THE SEVEN DIRECTORS RECOMMEND THAT SHAREHOLDERS WITHHOLD THEIR CONSENTS SOUGHT BY THE REYNOLDS DIRECTORS.


Directors' Compensation

         During 1997, each director of the Company received $250 for each meeting of the Board of Directors, $200 for each Executive Committee meeting and $100 for all other committee meetings attended by such director. Each director participated in the nonqualified Directors Stock Option Plan and the 1996 Directors Stock Option Plan based upon their total months of 1995 and 1996 Board service, respectively. No options were granted to directors during 1997.

Executive Officers
         The Company's executive officers are as follows:
                                     Executive                      Officer
Name                   Age     Position with the Company             Since
----                   ---     -------------------------             -----
Barbara Davis Blum      58     Chairwoman of the Board, President     1986
                               and Chief Executive Officer

Kimberly J. Levine      41     Senior Vice President, Treasurer       1988
                               and Chief Financial Officer

Kathleen Walsh Carr     51     Senior Vice President, Lending*        1997

----------
*This position is held with the Bank.

         Barbara Davis Blum has served as Chairwoman of the Board of the Company and the Bank since March 1986, President and Chief Executive Officer of the
Company since 1985 and President and Chief Executive Officer of the Bank since 1983. She is also a director of the Washington Area Water and Sewer Authority. She serves as Chairwoman of the Economic Development Finance Corporation, a quasi-public economic development corporation for the benefit of District of Columbia businesses; Chairwoman, Center for Policy Alternatives, a national nonprofit organization; and a Director of Kaiser Permanente Health Care of the Mid-Atlantic States. She is a director of the Greater Washington Board of Trade; a Trustee of the Federal City Council; a member of the National Advisory Council of the U.S. Small Business Administration; Senior Advisor, Commercial Real Estate Women; and a Director of the Institute of American Indian Art, a Presidential appointment requiring Senate confirmation. She was a founder of Leadership Washington in 1985 and served as its Chairwoman in 1987. She also served as 1995 and 1996 Greater Washington Area, United States Savings Bonds Chairwoman. From 1981 to 1983, she served as President of Direction International, an environmental consulting firm, and from 1977 to 1981 she served as the Deputy Administrator of the U.S.
Environmental Protection Agency.

         Kimberly J. Levine, CPA, has been Senior Vice President and Treasurer of the Company and the Bank since 1988. From 1984 to 1987, she was Vice President and Controller of First American Bank, N.A. From 1979 to 1984, she was Assistant Vice President of Suburban Bank in various accounting and reporting positions. From 1977 to 1979, she was a Senior Accountant with Arthur Andersen & Co. She formerly served as a member of the Corporate Reporting Task Force, a combination public and private sector task force designed to address District of Columbia government tax issues and has been an instructor for the American Institute of Banking. She also serves as a trustee and a member of the Finance Committee of the Levine School of Music, a nonprofit community music school. Ms. Levine holds a Bachelor of Economics from the Wharton School of Business of the University of Pennsylvania.

         Kathleen Walsh Carr has been Senior Vice President and Chief Lender of the Bank since February 1997. From 1986 to 1997, she was Senior Vice President of Commercial Lending and subsequently Private Banking and from 1980 to 1986, she was Vice President of Commercial Lending with NationsBank. From 1972 to 1979, she held various management positions with National Bank of Washington. She serves as a director of Jubilee Jobs and the Poor Roberts Foundation. Ms. Carr holds a Bachelor of Arts degree from Marquette University.

                         BENEFICIAL OWNERSHIP OF SHARES

         The table on the following page sets forth information as of April 1, 1998, relating to the beneficial ownership of the Common Stock by (i) each person or group known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each of the Company's directors; and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted below, the persons named in the table have sole voting and sole investment powers with respect to each of the shares reported as beneficially owned by such person.

                                         Beneficial           Percent of
                                        Ownership                 Class
Name and Address                         of Shares               Owned
----------------                         ---------               -----
Shirley A. Reynolds.......................345,525  (1)(2)         20.9%
1130 13th Avenue
Huntington, West Virginia 25701

Barbara W. Beymer..........................39,000  (1)             2.4%
214 North Boulevard West
Huntington, West Virginia 25701

Deborah P. Wright......................81,000  (1)(3)                    4.9%
1517 Diederich Boulevard
Flatwoods, Kentucky 41139

Barbara Davis Blum.....................37,166  (4)                       2.2%

Kimberly J. Levine......................2,695  (5)                       *

Shireen L. Dodson.........................931  (6) (7)                   *

Susan Hager . . . . ....................2,197  (6) (7)                   *

Jeanne D. Hubbard.......................4,856  (1) (7) (8)               *

Clarence L. James, Jr.....................931  (6) (8)                   *

Steve Protulis . . .....................2,902  (7) (9)                   *

Marshall T. Reynolds..................225,820  (1) (2) (7) (10)         13.7%

Robert L. Shell, Jr....................66,356  (1) (7) (8) (11) (12)     4.0%

Dana B. Stebbins..........................931  (6) (7)                    *

Susan J. Williams.......................2,197  (6) (7)                    *

All directors and executive officers
 as a group (12 persons)..............588,012  (13)                     34.8%

----------
* Less than 1%

(1) Based upon Amendment No. 1 to Schedule 13D dated July 21, 1995, Marshall T. Reynolds, Shirley A. Reynolds, Robert L. Shell, Jr., Robert H. Beymer, Barbara W. Beymer, Thomas W. Wright, Deborah P. Wright and Jeanne D. Hubbard acquired 609,114 outstanding shares of the Company. Amendment No. 2 to Schedule 13D dated March 5, 1996 evidences the disposition of a total of 45,000 shares by Marshall T. Reynolds and Robert L. Shell, Jr. An additional 13,881 shares were acquired by Mr. and Mrs. Reynolds, jointly, in a tender offer which was completed on September 15, 1995. Amendment No. 3 to Schedule 13D dated December 30, 1997 evidences the disposition of a total of 42,000 shares by Ms. Beymer.

(2) Marshall T. Reynolds and Shirley A. Reynolds share voting and dispositive power with respect to 195,495 shares owned jointly. An additional 30,000 shares are held by a dependent child.

(3) Thomas W. Wright and Deborah P. Wright share voting and dispositive power with respect to 21,000 shares owned jointly.

(4) Includes options to purchase 2,268 shares granted to Ms. Blum under the Employee Incentive Stock Option Plan, options to purchase 905 shares granted under the 1996 Employee Incentive Stock Option Plan, options to purchase 30,000 shares granted to Ms. Blum under the Nonqualified Stock Option Agreement between the Company and the President and Chief Executive Officer, options to purchase 367 shares granted to Ms. Blum under the Directors Stock Option Plan, options to purchase 264 shares granted under the 1996 Directors Stock Option Plan and 506 shares granted to Ms. Blum under the Bank's Employee Stock Ownership Plan with 401(k) Provisions (including stock granted in lieu of dividends paid on previously granted shares and excluding stock granted in lieu of dividends paid on unallocated shares). See EXECUTIVE COMPENSATION, Employment Agreement, Employee Incentive Stock Option Plan, 1996 Employee Incentive Stock Option Plan, Directors Stock Option Plan, 1996 Directors Stock Option Plan and Employee Stock Ownership Plan with 401(k) Provisions.

(5) Includes options to purchase 1,212 shares granted to Ms. Levine under the Employee Incentive Stock Option Plan, options to purchase 512 shares granted under the 1996 Employee Incentive Stock Option Plan and 371 shares granted to Ms. Levine under the Bank's Employee Stock Ownership Plan with 401(k) Provisions (including stock granted in lieu of dividends paid on previously granted shares and excluding stock granted in lieu of dividends paid on unallocated shares). See EXECUTIVE COMPENSATION, Employee Incentive Stock Option Plan and Employee Stock Ownership Plan with 401(k) Provisions.

(6) Includes options to purchase 367 shares granted to Ms. Dodson, Ms. Hager, Mr. James, Ms. Stebbins, and Ms. Williams under the Directors Stock Option Plan. See EXECUTIVE COMPENSATION, Directors Stock Option Plan.

(7) Includes options to purchase 264 shares granted to each director under the 1996 Directors Stock Option Plan.

(8)  Includes options to purchase 92 shares granted to Ms. Hubbard and Mr. Shell
     under  the  Directors  Stock  Option  Plan.  See  EXECUTIVE   COMPENSATION,
     Directors Stock Option Plan.

(9) Includes options to purchase 122 shares granted to Mr. Protulis under the Directors Stock Option Plan. See EXECUTIVE COMPENSATION, Directors Stock Option Plan.

(10) Includes options to purchase 61 shares granted to Mr. Reynolds under the Directors Stock Option Plan. See EXECUTIVE COMPENSATION, Directors Stock Option Plan.

(11) Mr. Shell's shares include 6,000 shares transferred by gift to his wife.

(12) Robert L. Shell, Jr. shares voting and dispositive power with respect to 20,000 shares owned jointly with his wife, Lena Ji Shell.

(13) Includes options to purchase 41,106 shares granted to all directors and executive officers as a group and 877 shares granted under the Bank's ESOP to all executive officers as a group.



                             EXECUTIVE COMPENSATION

         The executive officers of the Company receive cash compensation from the Bank in connection with their positions as executive officers of the Bank. The Company generally does not separately compensate its executive officers.

         The following table shows the cash compensation paid by the Bank and the Company during the fiscal years ended December 31, 1997, 1996 and 1995 to the Chief Executive Officer and the Chief Financial Officer, who are the only executive officers of the Company and the Bank whose cash compensation exceeded $100,000, for services rendered during the year:

                           Summary Compensation Table
                                                                              Long Term
                                                                            Compensation
                                                  Annual Compensation           Awards             All
                                                                Bonus/        Securities          Other
                                       Year       Salary        Other      Underlying Options  Compensation (1)
                                       ----       ------        -----      ------------------  ----------------
Barbara Davis Blum,                    1997       $194,413  $        0          --               $   5,994
 Chairwoman of the Board, President    1996        194,413           0       81,694 (2)             11,635
 and Chief Executive Officer of the    1995        185,155           0           --                  5,555
 Company and  the Bank

Kimberly J. Levine,                    1997      $ 118,333  $        0           --              $   4,223
 Senior Vice President and             1996        108,167       5,000        2,749 (3)              7,993
 Chief Financial Officer               1995         98,500           0           --                  2,960

----------
(1) Represents the Bank's matching contribution of cash under the 401(k) Plan (now Employee Stock Ownership Plan with 401(k) Provisions) for the accounts of Barbara Davis Blum and Kimberly J. Levine. Other than stock granted in lieu of dividends paid on both previously granted shares and unallocated shares, no discretionary contributions of Company stock were made under the 401(k) Plan during 1997. Ms. Blum received certain perquisites but the cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of her salary.

(2) Represents options to purchase shares granted under the Directors Stock Option Plans, the Employee Incentive Stock Option Plans and the Nonqualified Stock Option Agreement between Ms. Blum and the Company. See Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values table below.

(3) Represents options to purchase shares granted under the Employee Incentive Stock Option Plans. See Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values table below.


   Aggregated Option Exercises in Last Fiscal year and Year-End Option Values

                                                                Number of Securities       Value(1) of Unexercised
                                 Shares                        Underlying Unexercised        In-the-Money Options
                              Acquired         Value            Options at Year End             At Year-End
Name                         on Exercise       Realized       Exercisable/Unexercisable    Exercisable/Unexercisable
----                         -----------       --------       -------------------------   -------------------------
Barbara Davis Blum               --              --              33,804                     $238,469
                                                                                47,890                   $339,173

Kimberly J. Levine               --              --               1,724                      $ 9,026
                                                                                 1,025                     $3,341
----------
(1)     Based on December 31, 1997 price of $14.00 per share.

Employment Agreement

        On February 20, 1996, the Company and the Bank entered into an employment agreement with Barbara Davis Blum providing for the employment by the Company and the Bank of Ms. Blum as Chairwoman, President and Chief Executive Officer of the Company and the Bank through February 20, 1998. The agreement shall automatically be extended for an additional two-year period unless, six months prior to the expiration date, the Boards of Directors of the Company and the Bank determine in a duly adopted resolution that the agreement should not be extended and so notify Ms. Blum. No such notice was given. Under the terms of the employment agreement, which was amended on March 29, 1996 and March 5, 1998, Ms. Blum is entitled to receive a base salary for 1997 of $194,413, all benefits provided by any plan available by the Bank to its employees, certain executive fringe benefits and annual or other bonuses at the sole discretion of the Company's and the Bank's Boards. As of the date of this proxy, no annual increases or bonuses have been granted to Ms. Blum.

        Ms. Blum also was granted a nonqualified stock option (the "Option") to purchase 75,000 shares of the Company's Common Stock. The Option vests beginning in 1996 at an annual rate of 20% at the end of each year and is exercisable for a period of 10 years from the date of grant at an exercise price equal to $6.74 per share, which is 85% of the fair market value of the Company's Common Stock on the date of grant. The Option shall become fully vested in the event of a "Change in Control" (as defined in the employment agreement) or in the event Ms. Blum's employment should terminate for any reason, and remain exercisable for a period of two years. Ms. Blum was granted certain registration rights in connection with the shares subject to the Option, including "piggyback" rights for registration at the Company's expense, and one "demand" right for registration at the Company's expense, each subject to certain limitations. On February 27, 1998, these options were registered.

        The employment agreement provides that, in the event Ms. Blum shall resign with 60 days notification, she shall be entitled to receive a cash payment equal to the current year's salary then in effect. In addition, the agreement provides that in the event of Ms. Blum's death, disability, termination without just cause or termination without her written consent and for a reason other than just cause, or if she is asked to resign, as a condition to, in preparation for or otherwise in connection with or within 12 months after any Change in Control, or upon the occurrence of certain other events in connection with a Change in Control, she shall be entitled to receive a cash payment equal to two times her base salary (in semi-monthly payments in the event of disability) and the acceleration of the unvested portion of any stock options. In addition, she shall be included to the full extent eligible in all plans providing benefits, including group life insurance, disability insurance and pension programs for executive employees of the Company during the term of the employment agreement and for two years following her disability or termination without just cause or one year following her voluntary termination. The change in control benefits are estimated to have an aggregate value of approximately $728,000 at April 3, 1998. Ms. Blum has agreed not to engage in the banking business elsewhere in the Washington or Baltimore, Maryland metropolitan areas or to solicit the Bank's customers or employees for a period of one year following the voluntary termination of her employment.

Non-Qualified Stock Option Plan

         No options have been granted to date under the Company's Non-Qualified Stock Option Plan (the "Plan"). A total of 90,000 shares of the Company's Common Stock are authorized for issuance under the Plan, in which officers of the Company and the Bank who have been employed for at least one year are eligible to participate. The option exercise price of any options granted under the Plan will equal 100% of the book value of the shares as of the date of grant. Any options granted under the Plan will become exercisable on a cumulative basis at a rate of 25% per year during the period of four years after the grant; provided, however, that the first 25% will not become exercisable until the expiration of six months after the date of grant.

Employee Incentive Stock Option Plan

         On January 23, 1996, the Board of Directors of the Company approved a qualified Employee Incentive Stock Option Plan (the "Employee Plan"). A total of 9,987 shares of the Company's Common Stock are authorized for issuance under the Employee Plan, in which key employees of the Company and the Bank are eligible to participate. On January 23, 1996, all such options were granted at an exercise price of 100% of fair market value at the date of grant, or $7.93. Options granted under the Employee Plan are immediately exercisable and expire not later than ten years following the date of grant.

1996 Employee Incentive Stock Option Plan

    On November 19, 1996, the Board of Directors of the Company approved a qualified 1996 Employee Incentive Stock Option Plan covering key employees (the "1996 Employee Plan"). A total of 14,193 shares of the Company's Common Stock are authorized for issuance under the 1996 Employee Plan, in which key employees of the Company and the Bank are eligible to participate. On November 19, 1996, 12,688 options were granted at an exercise price of 100% of fair market value, or $10.74. On January 21, 1997, 1,000 options were granted at an exercise price of 100% of fair market value, or $11.71. On February 18, 1997, 505 options were granted at an exercise price of 100% of fair market value, or $11.83. Options granted under the 1996 Employee Plan vest beginning in 1997 at an annual rate ranging from 33.33% to 100% at the end of each year and become fully vested in the event of a Change in Control, as defined in the 1996 Employee Plan. Options under the 1996 Employee Plan expire not later than ten years after the date of grant.

Directors Stock Option Plan

         On January 23, 1996, the Board of Directors of the Company approved a nonqualified Directors Stock Option Plan (the "Directors Plan"). A total of 6,429 shares of the Company's Common Stock are authorized for issuance under the Directors Plan, in which all directors of the Company and the Bank in 1995 are eligible to participate based upon the total months of 1995 Board service. On January 23, 1996, all such options were granted at an exercise price of 85% of fair market value at the date of grant, or $6.74. Options granted under the Directors Plan vest beginning in 1996 at an annual rate of 20% at the end of each year and expire at the earlier of ten years following the date of grant or two years after leaving the Board. However, in the event of death or disability, options expire one year after leaving the Board. The options shall become fully vested in the event of a "Change in Control" (as defined in the Directors Plan) or in the event the director leaves the Board.

1996 Directors Stock Option Plan

         On November 19, 1996, the Board of Directors of the Company approved a nonqualified Directors Stock Option Plan (the "1996 Directors Plan"). A total of 7,920 shares of the Company's Common Stock are authorized for issuance under the Employee Plan, in which all directors of the Company and the Bank are eligible to participate based upon the total months of 1996 Board service . On November 19, 1996, all such options were granted at an exercise price of 85% of fair market value, or $9.13. Options granted under the 1996 Directors Plan vest beginning in 1997 at an annual rate of 33.33% at the end of each year and expire at the earlier of ten years following the date of grant or immediately upon leaving the Board. However, in the event of death or disability, options expire two years after leaving the Board. The options shall become fully vested in the event of a "Change in Control" (as defined in the 1996 Directors Plan.

Employee Stock Ownership Plan with 401(k) Provisions

         On April 16, 1996, the Company's and the Bank's Boards of Directors adopted an employee stock ownership plan with 401(k) provisions ("ESOP"). The ESOP was amended effective as of January 1, 1996 to modify certain vesting provisions. The ESOP replaced the Bank's former 401(k) Plan. Employees of the Bank who are at least 21 years of age and who have completed one year of service are eligible to participate. The Company has submitted an application to the Internal Revenue Service for a letter of determination as to the tax-qualified status of the ESOP. Although no assurances can be given, the Company expects the ESOP to receive a favorable letter of determination. The ESOP may be amended or terminated at any time by the Bank. The ESOP is to be funded by contributions made by the Bank in cash or shares of the Company's Common Stock. On July 17, 1996, the ESOP borrowed $218,750 in funds from the Company which was an amount sufficient to purchase 25,000 shares of Common Stock. This loan is secured by the shares of Common Stock purchased and earnings thereon. Shares purchased with such loan proceeds will be held in a suspense account for allocation, as the loan is repaid, among participants who are eligible to share in the Bank's contribution for the year. Dividends paid on allocated shares may be paid to participants or used to repay the ESOP loan. Dividends on unallocated shares are expected to be used to repay the ESOP loan.

         Participants may elect to contribute a percentage of their salary, which amount may not be less than 1% nor more than 15% of the participant's annual salary up to $9,500 for 1997. In addition, the Bank may make a discretionary matching contribution equal to one-half of the percentage of the amount of the salary reduction elected by each participant (up to a maximum of 3%), which percentage will be determined each year by the Bank, and an additional discretionary contribution determined each year by the Bank. Contributions by the Bank and shares released from the suspense account will be allocated among participants on the basis of their annual wages subject to federal income tax withholding, plus amounts withheld under certain qualified plans. Each participant is immediately vested in his or her contributions, the Bank's matching contributions and the Bank's initial discretionary contribution made during 1996. Each participant will begin to vest in his or her interest in the Bank's future discretionary contributions to the ESOP after one year of service and will be fully vested upon three years of service. Benefits are payable upon a participant's retirement, death, disability, or separation from service, in a single lump-sum payment or in installments. Distributions at retirement will be in the form of cash or shares of Common Stock or both. In addition, the participant or beneficiary has certain put rights in the event that the Common Stock distributed cannot be readily sold.

         The Trustee of the ESOP will vote all shares of Common Stock held by it as a part of the ESOP assets, provided that a participant or beneficiary will be entitled to direct the Trustee as to the manner in which voting rights are to be exercised, with respect to shares of Common Stock allocated to the participant, in connection with certain corporate transactions as described in the ESOP.

         The Company made matching cash contributions to the ESOP of $41,000 in 1997. No additional discretionary contributions were made during 1997.


Severance Agreements

         On April 7, 1994, the Board of Directors of the Bank approved severance arrangements for six key management officers. These arrangements were incorporated into Severance Agreements, dated as of April 7, 1994.
 On January 21, 1997, the Board of Directors of the Bank approved an additional severance arrangement for a key management officer (the "Severance Agreements") effective February 10, 1997. Such arrangements were amended and restated as of March 5, 1998.

         The Severance Agreements provide that, in the event of a "Change in Control" (as defined in the Severance Agreements), the officers will be entitled to resign from the Bank within the one year period following a Change in Control and if the Change of Control has not been approved by a majority of the "Continuing Directors" then in office (as defined in the Severance Agreements) the Executive shall receive a lump sum payment equal to one year's full base salary at the rate applicable to the officer in effect immediately prior to the Change in Control. In addition, an officer will be entitled to receive such severance payment in the event the officer is asked to resign or the officer's employment with the Bank is "Terminated" (as defined in the Severance Agreements) as a condition to, in preparation for or otherwise in connection with a Change of Control, or within the one year period following a Change in Control. These benefits are estimated to have an aggregate value of approximately $590,000 as of April 3, 1998 based on current salary levels. Any severance payment payable under the Severance Agreements will be reduced to the extent that any such payment constitutes an "Excess Parachute Payment" as such term is defined in the Internal Revenue Code of 1986, as amended. The Severance Agreements are binding on the Bank and its successors.

Rabbi Trusts

    The Bank has established an irrevocable grantor trust, as of March 5, 1998, in order to fund its severance payment obligations under the Severance Agreements and under the Employment Agreement with Ms. Blum. The Bank has deposited $1,023,816 in such trust. The Company also has established an irrevocable grantor trust, as of March 5, 1998, in order to fund the portion of the severance payment obligations under the Employment Agreement with Ms. Blum which are allocable to the Company. The Company has deposited $108,450 in such trust. The trusts do not increase benefits available to the officers. Interest earned on trust investments accrues to the Bank and the Company, respectively. To the extent that an officer acquires the right to receive severance benefits, such right will be no greater than the right of any unsecured creditor of the Bank or the Company, respectively. The trusts are effective for one year and are subject to continuation at the option of the Board of Directors of the Bank and the Company, respectively.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Banking Transactions

         The Bank has had, and it is expected that it will have in the future, banking transactions in the ordinary course of business with the Company's directors, officers and their associates on substantially the same terms, including interest rates, collateral and payment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others. In the opinion of Management these transactions did not in 1997 involve more than a normal risk of collectibility or present other unfavorable features.

         As of April 3, 1998, the aggregate principal amount of indebtedness to the Bank owed by officers and directors of the Company and their associates on that date was approximately $179,000. The highest aggregate principal amount owed during 1997 by all officers and directors of the Company and their associates who were indebted to the Bank during the year was approximately $440,000.

Other Transactions

         The Company has engaged in transactions in the ordinary course of business with some of its directors, officers, principal stockholders and their associates. Management believes that all such transactions are made on the same terms as those prevailing at the time with other persons. During 1995 and 1996, the Company engaged Hager Sharp, Inc., of which Susan Hager, a director of the Company, is President, to provide public relations services. For the fiscal year ended December 31, 1997 and 1996, the Company paid Hager Sharp, Inc. $0 and $5,000, respectively, for such services.


                                   Abigail Adams National Bancorp, Inc.
                                   Barbara Davis Blum
                                   Shireen L. Dodson
                                   Susan Hager
                                   Clarence L. James, Jr.
                                   Steve Protulis
                                   Dana Stebbins
                                   Susan Williams


April __, 1998